Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2008 SALES OF $5.3 MILLION

LITTLE ELM, Texas, May 15, 2008 —Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported revenues of $5.3 million for the three months ended March 31, 2008.

Domestic sales accounted for 86.4% and 70.2% of the revenues for the three months ended March 31, 2008 and 2007, respectively. International sales accounted for the remaining revenues. Domestic revenues increased 13.3% principally due to increased volumes and higher average sales prices and international revenues decreased 58.0% due primarily to the absence of PATH shipments in 2008. Overall, unit sales decreased 20.7%. Domestic unit sales increased 7.5% and international unit sales decreased 54.9%. Domestic unit sales were 74.4% of total unit sales for the three months ended March 31, 2008.

Gross profit increased primarily due to lower cost of manufactured product. Costs of manufactured product decreased due to lower volumes mitigated by higher unit costs. The average cost of manufactured product sold per unit increased by 11.2%. Profit margins can fluctuate depending upon, among other things, the cost of product manufactured and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense decreased 1.6% due to lower gross sales.

Operating expenses increased 9.1%. The decrease in expense for Sales and marketing was attributable primarily to fewer trade shows and promotional material, lower compensation, and less travel and entertainment costs. The decrease was mitigated by higher consulting costs. The increase in Research and development costs was due principally to increased cost related to compensation, consulting, and validation costs. General and administrative costs increased due to additional legal expense as well as higher compensation costs.

Loss from operations increased due principally to higher operating expenses.

The Company’s effective tax rate on the net loss before income taxes was 0.0% for the three months ended March 31, 2008 and March 31 2007.

The Company’s balance sheet remains strong with cash making up 64.6% of total assets. Working capital was $40.3 million at March 31, 2008, a decrease of $2.8 million from December 31, 2007. The current ratio was 6.0 at December 31, 2007, and 5.9 at March 31, 2008. The quick ratio remained unchanged at 5.1 for December 31, 2007 and March 31, 2008. These indicators continue to demonstrate a strong financial position.

Approximately $1.1 million in cash flow was used by operating activities. The remaining uses of cash were for capital costs incurred for the acquisition of plant, property and equipment and intangible assets, and the repayment of long-term debt.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on May 15, 2008 with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets safety medical products, principally the VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent accidental needlestick injury to healthcare workers and device reuse. Our products are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.

We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access and the viability of our patents); the ability to successfully renegotiate or extend the Baiyin Tonsun Medical Device Co., Ltd. license agreement and  the receipt of payments thereunder; the impact of dramatic increases in demand; our ability to maintain and quickly increase our production capacity in the event of a dramatic increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other larger market players, specifically Becton Dickinson & Company, in providing safety products; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the U. S. Securities and Exchange Commission.

CONDENSED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,209,597	$40,507,431
Accounts receivable, net	1,776,979	1,667,636
Inventories, net	6,686,657	7,037,129
Income taxes receivable	388,020	2,345,041
Other current assets	457,089	358,807
Total current assets	48,518,342	51,916,044

Property, plant, and equipment, net	11,301,895	11,483,423
Intangible assets, net	413,696	424,560
Other assets	504,900	505,899
Total assets	$60,738,833	$64,329,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,807,503	$5,535,365
Current portion of long-term debt	460,760	387,906
Accrued compensation	669,345	539,330
Marketing fees payable	1,419,760	1,419,760
Accrued royalties to shareholders	432,510	619,304
Other accrued liabilities	420,147	263,339
Current deferred tax liability	19,594	20,626
Total current liabilities	8,229,619	8,785,630
Long-term debt, net of current maturities	3,574,740	3,747,259
Long term deferred tax liability	31,695	36,200
Total liabilities	11,836,054	12,569,089
Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	144,000	144,000
Series II, Class B	219,700	219,700
Series III, Class B	130,245	130,245

Series IV, Class B	552,500	553,500
Series V, Class B	1,238,821	1,282,471
Common Stock, no par value	-	-
Additional paid-in capital	53,869,174	53,818,987
Retained Deficit	(7,251,661)	(4,388,066)
Total stockholders’ equity	48,902,779	51,760,837
Total liabilities and stockholders’ equity	$60,738,833	$64,329,926

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
	(unaudited)	(unaudited)
Sales, net	$5,315,155	$5,773,823
Cost of sales
Cost of manufactured product	3,596,914	4,074,914
Royalty expense to shareholders	432,510	439,400
Total cost of sales	4,029,424	4,514,314
Gross profit	1,285,731	1,259,509
Operating expenses:
Sales and marketing	1,167,908	1,341,922
Research and development	265,508	182,035
General and administrative	2,928,580	2,476,038
Total operating expenses	4,361,996	3,999,995
Loss from operations	(3,076,265)	(2,740,486)
Interest and other income	253,669	541,197
Interest expense, net	(40,999)	(76,794)
Net loss	(2,863,595)	(2,276,083)
Preferred Stock dividend requirements	(344,868)	(355,051)
Net loss applicable to common shareholders	$(3,208,463)	$(2,631,134)
Net loss per share – basic and diluted	$(0.13)	$(0.11)
Weighted average common shares outstanding	23,778,072	23,676,664

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com